EXHIBIT 10.1

Funding Request Agreement

This Funding Request Agreement (“Agreement”), is entered into effective the 18th day of October 2017 by and between JRJR 33 Inc. (“JRJR”), a Florida company having its principal office at 2950 N Harwood, Dallas, Texas, 75201, and Rochon Capital Partners Ltd (“RCP”) a Texas limited partnership having its principal office at 2950 N Harwood, Dallas, Texas 75201.
This Agreement is subject to the review and written approval by the Audit Committee of JRJR (“Audit Committee”) (collectively, referred to as the “Parties” and each, a “Party).
RCP agrees that, in the event of a cash shortfall at JRJR, despite a representation from JRJR’s Chief Executive Officer that best efforts have been used to avoid any such cash shortfall, RCP will fund all deficits so as to the keep the business operating in the ordinary course through October 31, 2018. This Agreement will terminate on October 31, 2018. RCP agrees that this agreement is irrevocable prior to that date.
Furthermore, because RCP is a related party, any and all fund requests under this agreement are subject to written approval by the Audit Committee.
On a monthly, basis JRJR’s Chief Executive Officer will identify to the Audit Committee any cash deficit expected to occur by operating in the ordinary course of business despite using best efforts to minimize any such deficit, including but not limited to, exhausting all efforts to raise outside capital. The Audit Committee shall, in its sole discretion, independently confirm that best efforts were taken to minimize a cash deficit, and upon such a confirmation, authorize any written fund requests deemed necessary under this agreement to fund the identified deficit.
The Audit Committee represents and warrants that the Audit Committee will operate in the best interest of JRJR and will approve such fund requests under this agreement only as may be necessary to meet cash deficits that may occur within the tenure of this agreement. JRJR will notify the Audit Committee Chair each time funding is received under this Agreement
In exchange for each effectuated fund request, RCP will receive a senior secured second lien convertible note (the ‘Notes”). The Notes will be repayable in full no later than 5 years from the from their issue date, will bear interest at 14% per annum, payable quarterly in arrears and will be convertible into preferred or common JRJR shares at a price equal to the preceding 30-day average closing price of the shares. Notes will be convertible at the holder’s option quarterly at any interest payment date upon the holder giving 30 notice to JRJR. Any conversion of the Notes will be subject to approval by the NYSE american.

The notes will rank junior to JRJR’s current senior secured lenders so long as those obligations remain outstanding. To the extent that no such senior secured obligations are outstanding, the Notes will assume a first lien position and be amortized according to the JGB amortization schedule.
All notices and requests in connection with this Agreement shall be given in writing.
The Parties hereto hereby agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements executed and to be fully performed therein. Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a court of competent jurisdiction located in Dallas County and the parties hereby consent to the personal jurisdiction of said courts.

Prior to the commencement of any legal proceedings by a Party, any and all disputes, controversies or claims arising out of or relating to this Agreement shall be submitted to mediation in Dallas, Texas, in accordance with the Commercial Mediation Rules of the American Arbitration Association.
Failure by either Party to this Agreement at any time or from time to time to enforce any of the provisions of this Agreement shall not be construed to be a waiver of such provision or of such Party’s right to thereafter enforce each and every provision hereof.
If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws in effect during the term of this Agreement, such provision will be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.
This Agreement does not constitute an offer by either Party and it will not be effective until signed by both Parties and approved by the Audit Committee below. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all previous agreements either written or oral with respect to the subject matter of this Agreement. Each Party acknowledges that in entering into this Agreement, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty other than as expressly set out in this Agreement.
The Parties agree that this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.
This Agreement may be executed in multiple counterparts with detachable signature pages, each of which will be deemed an original, but which taken together shall form a single agreement. A copy of this Agreement or of a signature thereto shall have the same force and effect as the original.

IN WITNESS WHEREOF, this Agreement has been executed as of the dates below.

JRjr33, Inc.

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Rochon Capital Partners, Ltd.

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By:
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Reviewed and Approved by the
JRjr33, Inc. Audit Committee

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